Exhibit 99.1

Scientific Learning Reports Record First Quarter Results

Booked Sales Increase 33% and Net Loss per Share Improves 38% to $0.10 from $0.16

OAKLAND, Calif.--(BUSINESS WIRE)--April 22, 2010--Scientific Learning Corporation (NASDAQ:SCIL), a leading provider of technologies for accelerated learning, today announced financial results for the first quarter ended March 31, 2010.

First Quarter Summary (1Q10 vs. 1Q09)

  Total revenues increased 28% to a first quarter record of $11.1 million, total booked sales increased 33% to a first quarter record of $8.0 million and K-12 booked sales increased 33% to a first quarter record of $7.3 million;
  Gross profit increased 35% to $8.1 million and gross margin increased to 73.3% of total revenues from 69.9% of total revenues;
  Operating loss improved to $1.9 million from an operating loss of $2.9 million;
  Net loss per share improved 38% to $0.10 from $0.16; and
  Cash and short-term investments increased to $16.3 million from $6.0 million

Andy Myers, Chief Executive Officer stated, “We delivered strong financial results in what is typically our seasonally slowest period of the year. Sales momentum in the first quarter was driven by our ability to leverage increased funding levels in Title I and IDEA programs through operational changes and a differentiated product offering. We continue to invest in the technology and infrastructure necessary to strengthen our product development and remain optimistic in our long-term ability to continue to grow our business.”

Operating Results

Total revenues increased 28% to $11.1 million in the first quarter of 2010 compared to $8.6 million in the first quarter of 2009. Product revenues increased 39% to $5.5 million and service and support revenue increased 20% to $5.6 million. Total and K-12 booked sales both increased 33% in the first quarter.

Gross profit increased 35% to $8.1 million in the first quarter of 2010 compared to $6.0 million in the first quarter of 2009. Gross profit margin increased 340 basis points to 73.3% of total revenues. The increase in the gross margin was driven by a revenue mix shift toward higher-margin product sales and increases in both product and service and support gross margins. Product gross margin increased to 90.6% from 89.9%, while service and support gross margin increased to 56.3% from 52.8%.

Total operating expenses increased 12% to $10.0 million in the first quarter of 2010 compared to $8.9 million in the first quarter of 2009. Sales and marketing expenses increased 9% to $6.0 million, research and development expenses increased 28% to $2.0 million and general and administrative expenses increased 6% to $2.1 million. The year-over-year increase in research and development expenses was impacted by the capitalization of approximately $300,000 of software development costs in the first quarter of 2009. If these costs had been expensed instead of capitalized, research and development expenses would have increased 6% in the first quarter 2010.

Earnings before interest, taxes, depreciation, amortization, and stock compensation (EBITDAS) in the first quarter improved to negative $800,000 from negative $2.1 million. Operating loss improved to $1.9 million in the first quarter 2010 compared to $2.9 million in the first quarter 2009. Net loss improved to $1.9 million, or $0.10 per share, in the first quarter of 2010 compared to a net loss of $2.9 million, or $0.16 per share, in the first quarter of 2009.

The company believes that booked sales and EBITDAS (both non-GAAP measures) are important measures of operating performance and has chosen to disclose these figures as part of the earnings results. EBITDAS and booked sales should not be considered in isolation from net income and revenue and are not intended to represent substitute measures of performance calculated under GAAP. Reconciliations of booked sales, revenue and deferred revenue, and EBITDAS and net income (net loss) are included at the end of this earnings release and in the investor information section of our website, www.scientificlearning.com.

Selected Balance Sheet Information

As of March 31, 2010, cash and short term investments were $16.3 million compared to $20.7 million at December 31, 2009 and $6.0 million at March 31, 2009. The sequential quarterly decline is driven by normal seasonal trends in the business. Net accounts receivable were $3.4 million at March 31, 2010 compared to $6.4 million at December 31, 2009 and $5.4 million at March 31, 2009. As of March 31, 2010 and December 31, 2009 there were no short-term borrowings under our line of credit. As of March 31, 2009, short term borrowings were $2.5 million.

Conference Call Information

A conference call to discuss first quarter results and the outlook for 2010 is scheduled for today, April 22, 2009 at 5:00 p.m. Eastern Time / 2:00 p.m. Pacific Time. Investors and analysts interested in participating in the call are invited to dial (866) 652-3154 (domestic) or (706) 634-7311 (international), conference id number 64742562 approximately 10 minutes prior to the start of the call. The conference call will be available live on the Investor Information portion of the Company’s website at http://www.scilearn.com/investorinfo. A replay of this teleconference will be made available on the Scientific Learning website approximately two hours following the conclusion of the call. To hear the replay by phone, please call (800) 642-1687 (domestic) and (706) 645-9291 international and enter conference id number 64742562.

About Scientific Learning Corporation

Scientific Learning creates educational software that accelerates learning by improving the processing efficiency of the brain. Based on more than 30 years of neuroscience and cognitive research, the Fast ForWord® family of products provides struggling readers with computer-delivered exercises that build the cognitive skills required to read and learn effectively. Scientific Learning's Reading AssistantTM combines advanced speech recognition technology with scientifically-based courseware to help students strengthen fluency, vocabulary and comprehension to become proficient, life-long readers. The efficacy of the products has been established by more than 550 research studies and publications. For more information, visit www.scientificlearning.com or call toll-free 888-452-7323.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to the safe harbor created by the federal securities laws. Such statements include, among others, statements relating to the Company’s investment in technology and infrastructure, product development efforts and long-term growth. Such statements are subject to substantial risks and uncertainties. Actual events or results may differ materially as a result of many factors, including but not limited to: general economic and financial conditions (including current adverse conditions in the general economy and in the financial and credit markets); availability of funding to purchase the Company's products and generally available to schools including the amount and duration of federal stimulus funding; unexpected challenges in product development; the acceptance of new products and product changes; seasonality and sales cycles in Scientific Learning's markets; competition; factors affecting trends in education; the extent to which the Company's marketing, sales and implementation strategies are successful; personnel changes; the Company's ability to continue to demonstrate the efficacy of its products, and other risks detailed in the Company's SEC reports, including but not limited to the Report on Form 10-K for the year ended December 31, 2009 (Part I, Item 1A, Risk Factors), filed March 3, 2010. The Company disclaims any obligation to update information contained in these forward-looking statements, whether as a result of new information, future events, or otherwise.

SCIENTIFIC LEARNING CORPORATION
CONDENSED BALANCE SHEETS
(In thousands)
Unaudited

	March 31,	December 31,	March 31,
	2010	2009	2009
Assets
Current assets:
Cash and cash equivalents	$8,281	$20,679	$5,981
Short-term investments	7,997	-	-
Accounts receivable, net	3,418	6,390	5,441
Prepaid expenses and other current assets	2,322	2,142	1,797

Total current assets	22,018	29,211	13,219

Property and equipment, net	2,143	1,780	1,724
Goodwill	4,568	4,568	4,568
Other intangible assets, net	5,215	5,476	6,190
Other assets	2,138	2,093	1,365

Total assets	$36,082	$43,128	$27,066

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$457	$812	$725
Accrued liabilities	3,629	7,362	3,062
Borrowings under line of credit	-	-	2,500
Deferred revenue	14,345	15,859	12,946

Total current liabilities	18,431	24,033	19,233
Deferred revenue, long-term	6,177	6,371	4,327
Other liabilities	845	795	656

Total liabilities	25,453	31,199	24,216

Stockholders' equity:
Common stock and additional paid in capital	87,790	87,182	85,764
Accumulated deficit	(77,152)	(75,253)	(82,914)
Accumulated other comprehensive loss	(9)	-	-

Total stockholders' equity:	10,629	11,929	2,850

Total liabilities and stockholders' equity	$36,082	$43,128	$27,066

SCIENTIFIC LEARNING CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
Unaudited

	Three months ended March 31,
	2010	2009

Revenues:
Products	$5,502	$3,971
Service and support	5,563	4,653
Total revenues	11,065	8,624

Cost of revenues:
Cost of products	519	401
Cost of service and support	2,434	2,196
Total cost of revenues	2,953	2,597

Gross profit	8,112	6,027

Operating expenses:
Sales and marketing	5,950	5,443
Research and development	1,968	1,537
General and administrative	2,063	1,940

Total operating expenses	9,981	8,920

Operating loss	(1,869)	(2,893)

Interest and other income	16	61

Net loss before income tax	(1,853)	(2,832)
Income tax expense	46	29
Net loss	$(1,899)	$(2,861)

Basic and diluted net loss per share:	$(0.10)	$(0.16)
Shares used in computing basic and diluted net loss per share	18,338	17,863

SCIENTIFIC LEARNING CORPORATION
CONDENSED STATEMENTS OF CASH FLOWS
(In thousands)
Unaudited

	Three months ended March 31,
	2010	2009

Operating Activities:
Net loss	$(1,899)	$(2,861)
Items to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	622	359
Stock based compensation	479	408
Changes in operating assets and liabilities:
Accounts receivable	2,972	2,276
Prepaid expenses and other current assets	(180)	(456)
Other assets	(21)	68
Accounts payable	(355)	51
Accrued liabilities	(3,733)	(902)
Deferred revenue	(1,708)	(2,679)
Other liabilities	50	31

Net cash used in operating activities	(3,773)	(3,705)

Investing Activities:
Purchases of property and equipment, net	(642)	(297)
Purchases of investments	(8,112)	-
Additions to capitalized software	-	(325)

Net cash used in investing activities	(8,754)	(622)

Financing Activities:
Borrowings under bank line of credit	-	2,500
Proceeds from issuance of common stock, net	129	258

Net cash provided by financing activities	129	2,758

Decrease in cash and cash equivalents	(12,398)	(1,569)

Cash and cash equivalents at beginning of period	20,679	7,550

Cash and cash equivalents at end of period	$8,281	$5,981

Scientific Learning Corporation
Supplemental Information

Reconciliation of Booked Sales, Revenue and Change in Deferred Revenue

$s in thousands
	First Quarter
	2010	2009

Booked Sales	$8,025	$6,032
Less Revenue	(11,065)	(8,624)
Other adjustments	1,331	(87)
Net decrease in current and long-term deferred	$(1,709)	$(2,679)

Beginning balance in current and long-term deferred	22,230	19,952
Ending balance in current and long-term deferred	$20,522	$17,273

Booked sales is a non-GAAP financial measure that we believe to be a useful measure of the current level of business activity both for management and for investors. Booked sales equals the total value (net of allowances) of software and services invoiced in the period. Because a significant portion of our revenue is recognized over a period of months, booked sales is a good indicator of current activity. The table above shows the reconciliation of booked sales, revenue, and changes in deferred revenue.

Reconciliation of Net Income to EBITDAS

$s in thousands
	First Quarter
	2010	2009

Net loss	$(1,899)	$(2,861)
Adjustments to reconcile to EBITDAS:
Income tax provision	46	29
Interest income, net	(11)	(4)
Depreciation and amortization	622	359
Stock compensation expense	479	408
Adjusted EBITDAS	$(763)	$(2,069)

Earnings before interest, taxes, depreciation, amortization and stock compensation expense (EBITDAS) is a non-GAAP financial measure we believe to be a useful measure of the resources available to the company in the current period. We also believe that EBITDAS will be useful in allowing investors to compare our performance with that of other companies. The table above shows a reconciliation of EBITDAS to Net Income, the closest GAAP measure.

Non-Cash Charges

$s in thousands	First Quarter
	2010
	Depreciation & Amortization	Stock-based Compensation	Total
Included in:
Cost of Products	261	0	261
Cost of Service and Support	64	39	103
Operating Expenses	297	440	737
Total	$622	$479	$1,101

$s in thousands	First Quarter
	2009
	Depreciation & Amortization	Stock-based Compensation	Total
Included in:
Cost of Products	155	0	155
Cost of Service and Support	28	42	70
Operating Expenses	176	366	542
Total	$359	$408	$767

CONTACT:
Scientific Learning Corporation
Jessica Lindl, 510-625-6784 (Media)
Senior Vice President, Marketing and Product Management
jlindl@scilearn.com
Bob Feller, 510-625-2281 (Investors)
Chief Financial Officer
investorrelations@scilearn.com